Exhibit 99.2

Quantum Computing Inc. Releases Mid-Year Business Update

HOBOKEN, NJ – August 1, 2024 – Quantum Computing Inc. (“QCi” or the “Company”) (Nasdaq: QUBT), an innovative, quantum optics and nanophotonics technology company, today released its July company newsletter containing a mid-year business update from its Chief Executive Officer, Dr. William McGann.

This update provides an in-depth look at QCi’s strategic progress and positive changes implemented over the past six months.

Mid-year company highlights:

•	Go-To Market Strategy: QCi is continuously evolving its business while maintaining a singular focus on photonics solutions for real-world applications.

•	Thin Film Lithium Niobate (TFLN) Foundry: QCi is on schedule to establish in 4Q24 the first U.S.-based fabrication facility devoted to TFLN processing in Tempe, Arizona.

•	Launch of New Products: QCi has finalized the development of two new platforms in high-performance computing and one broad remote sensing platform focusing on the use of LiDAR-based applications.

•	Accessible and Affordable Campaign: To introduce potential customers to our new products, QCi has launched a new marketing campaign focusing on the practical advantages of its optical technology. With its affordable price, small, stackable size, and low energy consumption, QCi believes that the Dirac-3 computer offers unsurpassed price and performance.

•	Two New Leaders Join QCi Team: To lead the company’s new sales strategy, QCi has appointed Richard Nelson to serve as Senior Vice President of Business Development and Pouya Dianet to serve as Director for its TFLN Optical Chip Sales.

•	Selection of New Independent Auditor and Investor Relations Advisor: QCi is committed to maintaining transparency and ensuring the highest standards of financial reporting. Recently, the company announced a new auditor, BPM LLP as well as engaged IMS Investor Relations as its new investor relations firm.

Read the full letter on QCi’s website here.

About Quantum Computing Inc.

Quantum Computing Inc. (QCi) (Nasdaq: QUBT) is an innovative, integrated photonics company that provides accessible and affordable quantum machines to the world today. QCi products are designed to operate at room temperature and low power at an affordable cost. The Company’s portfolio of core technology and products offer unique capabilities in the areas of high-performance computing, artificial intelligence, cybersecurity, as well as remote sensing applications.

For investor relations inquiries, contact John Nesbett at qci@imsinvestorrelations.com, and for public relations inquiries, contact Jessica Tocco at jessica.tocco@a10associates.com.

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